Exhibit 23.2

Consent of Varnum LLP

            In connection with the Registration Statement on Form S-4 and the related Prospectus of Independent Bank Corporation for the offer to exchange shares of common stock of Independent Bank Corporation for certain series of trust preferred securities, we hereby consent to the filing of the opinions dated February 28, 2003 and May 31, 2007, as exhibits 8.4 and 8.5 to the Registration Statement and to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences” and "Validity of Common Shares" in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Varnum LLP

Grand Rapids, Michigan

January 27, 2010